March 30, 1998



Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of James River Bankshares, Inc. that will be held at the Holiday Inn Suffolk, 2864 Pruden Boulevard, Suffolk, Virginia 23434, at 2:00 p.m. Eastern Time, on Thursday, April 30, 1998.

         Enclosed are a Notice of the Annual Meeting, a Proxy Card, and a Proxy Statement containing information about the matters to be acted upon at the meeting. Directors and Officers of the Company as well as a representative of Goodman & Company, L.L.P. will be present at the Annual Meeting to respond to any questions our shareholders may have.

         It is important that your shares be represented at the meeting. Accordingly, we urge you to sign and date the enclosed Proxy Card and promptly return it to us in the enclosed, self-addressed, postage-paid envelope, even if you are planning to attend the meeting. If you attend the meeting, you may vote in person even if you have previously returned a Proxy Card.

         We look forward to the 1998 Annual Meeting of Shareholders and we hope you will attend the meeting or be represented by proxy.

                                                     Sincerely,



                                                     G. P. JACKSON, Chairman



                                                     HAROLD U. BLYTHE, President
                                                     and Chief Executive Officer

                          JAMES RIVER BANKSHARES, INC.
                                1512 Holland Road
                             Suffolk, Virginia 23434

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                            THURSDAY, APRIL 30, 1998


TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of James River Bankshares, Inc. will be held at the Holiday Inn Suffolk, 2864 Pruden Boulevard, Suffolk, Virginia 23434, at 2:00 p.m. Eastern Time, on Thursday, April 30, 1998, for the following purposes:

        1. To elect ten (10) directors to hold office for a term of one year and until their successors are elected and qualified;

        2. To act on a proposal to ratify the appointment of Goodman & Company, L.L.P. as independent auditors for the ensuing year; and

        3. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

         Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement. The Board of Directors has established the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                              By Order of the Board of Directors


                                               ---------------------------------
                                               Harold U. Blythe, President and
                                               Chief Executive Officer

Suffolk, Virginia
March 30, 1998


PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                 PROXY STATEMENT


         This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of James River Bankshares, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at Holiday Inn Suffolk, 2864 Pruden Boulevard, Suffolk, Virginia 23434, at 2:00 p.m., Eastern Time, on Thursday, April 30, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

         Only shareholders of record at the close of business on March 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. This Proxy is being mailed on or about March 30, 1998.

REVOCABILITY OF PROXY

         Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a shareholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

SOLICITATION OF PROXIES

         The cost of soliciting Proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586, to assist in the solicitation of Proxies from brokers and nominees for a fee of approximately $1,500 plus out-of-pocket expenses. First Union National Bank, First Union Customer Information Center, Charlotte, North Carolina 28288-1153, will assist in the counting of proxies. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some shareholders if Proxies are not received promptly, for which no additional compensation will be paid.

VOTING SHARES AND VOTE REQUIRED

         On the Record Date, the Company had 3,680,470 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. Directors are elected by a plurality of votes cast by shareholders at the Annual Meeting. A majority of votes cast is required to ratify the appointment of auditors. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on the Company's understanding of state law requirements and the Company's Articles of Incorporation and Bylaws.

         All shareholder meeting proxies, ballots and tabulations that identify individual shareholders are kept secret and no such document shall be available for examination, nor shall the identity or the vote of any shareholder be disclosed except as may be necessary to meet legal requirements and the laws of Virginia. Votes will be counted and certified by Donald W. Fulton, Jr. and Elizabeth T. Beale, who are employees of the Company and will serve as the Proxy Committee at the Annual Meeting and act as the inspectors of elections.

         Unless specified otherwise, the Proxy will be voted (i) FOR the election of the ten nominees to serve as directors of the Company for a one year term and until their successors are duly elected and qualified, and (ii) FOR the ratification of the appointment of Goodman & Company, L.L.P. as independent auditors for 1998. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as of March 20, 1998, relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors, nominees to serve as director, and named executive officers who own Common Stock, and (ii) all of the Company's current directors and named executive officers as a group. Except as otherwise set forth below, the Company is not aware of any person or group of affiliated persons who owns more than 5% of the Common Stock of the Company. All of the Company's directors and named executive officers receive mail at the Company's principal executive offices at 1512 Holland Road, Suffolk, Virginia 23434.



                                                         Number of Shares                Percent of
           Name                                        Beneficially Owned            Outstanding Shares
Harold U. Blythe                                                36,358(1)                   1.00
James E. Butler, Jr.                                            57,405(2)                   1.56
Bruce B. Gray                                                   97,597(3)                   2.65
Elmon T. Gray                                                   55,654(4)                   1.51
Horace R. Higgins, Jr.                                           1,722                        *
G. P. Jackson                                                  158,205                      4.30
Ben P. Kanak                                                    75,126(5)                   2.04
Glenn T. McCall                                                  6,282(6)                     *
John A. Ramsey, Jr.                                             51,768(7)                   1.41
Robert E. Spencer, Jr.                                          44,946(8)                   1.22
E. V. Stephenson, Jr.                                           66,255                      1.80
James C. Stewart                                               111,870(9)                   3.01
Directors and Executive Officers as a                          761,966                     20.47
Group
(12 persons)
NationsBank Corporation(10)                                   190,196(11)                   5.17
101 South Tryon Street
NationsBank Plaza
Charlotte, NC  28255

*        Less than 1% ownership

(1)      Includes (i) 27,750 shares owned jointly by Mr. Blythe and his wife,
         (ii) 75 shares owned by Mr. Blythe's wife, for which Mr. Blythe disclaims beneficial ownership, and (iii) 1,500 shares owned by a family trust for which Mr. Blythe has voting and investment power. Also includes options to purchase 4,858 shares of Common Stock that are currently exercisable, which were granted pursuant to the Company's 1996 Employee Stock Option Plan ("Option Plan").

(2) Includes 4,485 shares owned by Mr. Butler's wife, for which Mr. Butler disclaims beneficial ownership.

(3) Includes (i) 43,707 shares owned by a family trust for which Mr. Bruce Gray and Mr. Garland Gray, II share voting and investment power, (ii) 294 shares held by Mr. Bruce Gray as custodian for Elmon T. Gray, II,
         (iii) 294 shares held by Mr. Bruce Gray as custodian for Garland Gray, III, (iv) 1,725 shares held by Mr. Bruce Gray as custodian for Pamela
         G. Herbert, (v) 1,263 shares held by Mr. Bruce Gray as custodian for Charles C. Herbert, III, and (vi) 1,614 shares owned by a trust for which Mr. Bruce Gray and Mr. Garland Gray, II share voting and investment power. Does not include any shares beneficially owned or otherwise described in this Proxy Statement by or with respect to Mr. Elmon T. Gray or by Mr. Garland Gray, II, Mr. Bruce Gray's father and brother, respectively. Mr. Bruce Gray disclaims beneficial ownership of any shares other than the 97,597 shares listed above.

(4) Includes (i) 11,370 shares owned by Mr. Elmon Gray's wife, Pamela B. Gray, and (ii) 37,323 shares owned by various family trusts for which Mr. Elmon Gray shares voting and investment power with NationsBank. Does not include (i) 84,721 shares owned collectively by Elizabeth Gray Duff, Mr. Elmon Gray's sister, and her husband and various children,
         (ii) 93,900 shares owned collectively by Florence Gray Tullidge, Mr. Elmon Gray's sister, and her husband and various children, (iii) 95,902 shares owned collectively by Mary G. Stettinius, Mr. Elmon Gray's sister, and her husband and various children, or (iv) 15,921 shares owned collectively by Katharine T. Gray, Mr. Elmon Gray's daughter, and her various children. Also does not include any shares beneficially owned or otherwise described in this Proxy Statement by or with respect to Mr. Bruce Gray or Mr. Garland Gray, II, who are both sons of Mr. Elmon Gray. Mr. Elmon Gray disclaims beneficial ownership of any shares other than the 6,961 shares he owns individually and the 37,323 shares owned by family trusts as described above.

(5) Includes 2,571 shares owned by Mr. Kanak's wife, for which Mr. Kanak disclaims beneficial ownership.

(6)      Includes 5,178 shares owned jointly by Mr. McCall and his wife.

(7) Includes 36,792 shares owned jointly by Mr. Ramsey and his wife and 1,320 shares owned by Mr. Ramsey's wife. Mr. Ramsey disclaims beneficial ownership of the 1,320 shares owned directly by his wife.

(8) Includes options to purchase 4,500 shares of Common Stock that are currently exercisable, which were granted pursuant to the Company's Option Plan.

(9) Includes 1,482 shares owned by Mr. Stewart's wife, for which Mr. Stewart disclaims beneficial ownership and 2,407 shares owned jointly by Mr. Stewart and his wife. Also includes options to acquire 32,019 shares of the Company's Common Stock. Of these options, (i) 27,519 were formerly held by Mr. Stewart in the form of options to acquire stock of First Colonial Bank ("FCB") that were converted into options to acquire the Company's Common Stock in connection with the Company's acquisition of FCB in February 1996, and (ii) 4,500 were granted pursuant to the Company's Option Plan.

(10) Information regarding NationsBank Corporation ("NationsBank") has been derived by the Company from a Schedule 13G filed by NationsBank with the Securities and Exchange Commission ("Schedule 13G"). The 13G states that NationsBank filed the 13G on behalf of NationsBank, NB Holdings Corporation, 100 North Tryon Center, NationsBank Corporate Center, Charlotte, NC 28255, and NationsBank, N.A., 110 South Tryon Street, NationsBank Plaza, Charlotte, NC 28255.

(11) The Schedule 13G provides that to the extent that the reported shares are held in various fiduciary accounts, dividends and the proceeds of such shares are payable to other persons, including such accounts, the beneficiaries or settlors thereof or a combination of such persons. In certain instances, other persons (including beneficiaries and settlors) may be deemed to have the power to direct receipt of dividends or the proceeds of the sale of shares. The Schedule 13G also states that to the best of NationsBank's knowledge and belief, no other person has such an economic interest relating to more than 5% of the Company's Common Stock.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         All directors are elected for a one year term and until their successors are duly executed and qualified. The Board of Directors recommends that the following ten nominees be elected as directors: Harold U. Blythe, James E. Butler, Jr., Bruce B. Gray, Elmon T. Gray, Horace R. Higgins, Jr., G. P. Jackson, Ben P. Kanak, John A. Ramsey, Jr., Robert E. Spencer, Jr., and James C. Stewart. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees except Horace R. Higgins, Jr. are currently members of the Board of Directors and all nominees, including
Mr. Higgins, have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced.

         The Company's Bylaws provide that the number of directors shall be between seven and seventeen. In two separate transactions that closed in February 1996, the Company acquired First Colonial Bank, FSB ("FCB") in Hopewell, Virginia ("FCB Transaction") and Bank of Isle of Wight ("BIW") in Smithfield, Virginia ("BIW Transaction"), pursuant to which FCB and BIW became wholly owned banking subsidiaries of the Company. In accordance with the respective negotiated terms of the FCB Transaction and BIW Transaction, Ben P. Kanak and James C. Stewart, directors of FCB, and John A. Ramsey, Jr. and Robert
E. Spencer, Jr., directors of BIW, were all appointed to the Company's Board of Directors in March 1996. The separate terms of the FCB Transaction and BIW Transaction require that Messrs. Kanak and Stewart, on the one hand, and Messrs. Ramsey and Spencer, on the other hand, be nominated for election as directors at the Annual Meeting to serve a one year term.

         The following information relates to the ten director-nominees. There are no family relationships among any of the director-nominees, except that Mr. Elmon Gray is the father of Mr. Bruce Gray, nor is there any arrangement or understanding between any director-nominee and any other person pursuant to which the director-nominee was selected, except as otherwise described above with respect to Messrs. Kanak, Stewart, Ramsey and Spencer.

Nominees to Serve as Directors

         Harold U. Blythe, 55, the Company's President and Chief Executive Officer, has been an executive officer and director of the Company since it was initially organized in December 1994. From 1989 until 1997, Mr. Blythe was President and Chief Executive Officer of Bank of Suffolk ("BOS"), one of the Company's wholly owned banking subsidiaries. Mr. Blythe also served as a director of BOS from 1989 until 1997. Mr. Blythe is Chairman of the Board of James River Support, Inc., the Company's non-banking operations subsidiary ("James River Support"), and is a director of Community Bankers Bank, Richmond, Virginia.

         James E. Butler, Jr., 72, has been a director of the Company since December 1994 and a director of BOS since 1973. Mr. Butler is the President of Butler Paper Company.

         Bruce B. Gray, 44, the Company's Vice-Chairman, has been a director of the Company since December 1994, Chairman of the Board of James River Bank ("JRB"), one of the Company's wholly owned banking subsidiaries, since 1993 and has been a director of JRB since 1977. Mr. Bruce Gray is Vice-President of Gray Lumber Co., Gray Land & Timber Co. and Gray Co. Mr. Bruce Gray is a partner of Grayland Co. and Gray Loblolly Co.

         Elmon T. Gray, 72, has been a director of the Company since December 1994, and served as the Company's Chairman of the Board from 1994 until 1997. Mr. Elmon Gray was a director of JRB from 1949 until 1996, serving as Chairman of the Board from 1977 to 1993. Mr. Elmon Gray is President of Gray Lumber Co. and Gray Co. He was President of Gray Land & Timber Co. from 1992 until 1993. Mr. Gray is a partner of Grayland Co. and Gray Loblolly Co.

         Horace R.  Higgins,  Jr.,  50, has been  President  of Higgins
Trucking Company for over 25 years. Mr. Higgins has also served as a director of JRB since 1984.

         G. P. Jackson, 71, the Company's Chairman of the Board, has been a director of the Company since December 1994. Mr. Jackson also is currently the Chairman of the Board of BOS and has been a director of BOS since 1967. Mr. Jackson is engaged in real estate rentals and contracting, and serves as President of G. P. Jackson, Inc., Jackson & Jackson Bros., Inc., Holland & Jackson, Inc. and Suffolk Glass, Inc.

         Ben P. Kanak, 75, was appointed to the Board of Directors in March 1996 after consummation of the FCB Transaction as described above. Mr. Kanak is currently Chairman of the Board of Directors of FCB, a position he has held since 1982. Mr. Kanak has been a director of FCB since FCB was formed in 1972. Mr. Kanak also serves as a member of the Board of Directors of Plant Foods Products, Inc. Mr. Kanak has been an independent farmer since 1942.

         John A. Ramsey, Jr., 68, was appointed to the Board of Directors in March 1996 after consummation of the BIW Transaction as described above. Mr. Ramsey has been Chairman of the Board of Directors of BIW since 1991, and is a charter director of BIW, having served as a director since 1971. Mr. Ramsey is a farmer, and is President of Ramsey Brothers, Inc., which farms numerous properties in and around Isle of Wight County, Virginia. He is also president of Prescription Fertilizer, Inc.

         Robert E. Spencer, Jr., 56, was appointed to the Board of Directors in March 1996 after consummation of the BIW Transaction. Mr. Spencer is a Senior Vice President of the Company and is responsible for bank investments and asset/liability management, a position to which he was appointed in 1997. Mr. Spencer served BIW as a director and President and Chief Executive Officer from 1986 until 1997. He is also a director and president of BIW Services Corporation, one of the Company's wholly owned subsidiaries.

         James C. Stewart, 59, was appointed to the Board of Directors in March 1996 after the consummation of the FCB Transaction. Mr. Stewart is currently a director, President and Chief Executive Officer of FCB, a position he has held since 1973.

Meetings and Committees of the Board of Directors

         The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors held 12 meetings during 1997. In accordance with the Rules of the NASDAQ National Market System, the interdealer quotation system on which the Company's Common Stock trades, Messrs. Butler, Bruce Gray, Elmon Gray, Jackson, Kanak and Ramsey are independent directors. If elected, Mr. Higgins will also be an independent director. During 1997, each member of the Board of Directors participated in at least 75% of all meetings of the Board of Directors and at least 75% of all meetings of the applicable committees during the period for which he was a director.

         The Board of Directors has established Executive, Audit and Compensation Committees. Messrs. Blythe, Bruce Gray, Jackson, McCall, Spencer and Stewart currently serve on the Executive Committee. Mr. Spencer and Mr. Stewart were appointed to the Executive Committee in accordance with the negotiated terms of the FCB Transaction and BIW Transaction, respectively. Messrs. Butler, Elmon Gray and Jackson serve on the Compensation Committee.
Messrs. Butler, Bruce Gray and Stephenson serve on the Audit Committee. One member of the Board of Directors of each of the Company's subsidiary banks serves the Audit Committee in an advisory capacity. After the Annual Meeting, the Board of Directors will designate replacements for Mr. McCall and Mr. Stephenson, neither of whom are standing for reelection as directors, on the Executive Committee and Audit Committee, respectively.

         The Executive Committee is delegated the power, with certain exceptions, of the Board of Directors to act in place of the full Board during all periods between regular meetings of the Board. The Executive Committee met 10 times in 1997. The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls. The Audit Committee met 3 times in 1997. The Compensation Committee makes recommendations to the Board of Directors regarding, among other things, (i) the compensation of the Chief Executive Officer, each officer who is also a director of the Company and designated other members of senior management, and (ii) new compensation and stock plans. The Compensation Committee met 6 times in 1997.

         The Company does not currently have a Nominating Committee. The functions customarily attributable to such a committee are performed by the Board of Directors as a whole. The Company will consider director-nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has it established any procedure for this purpose for the Annual Meeting other than as set forth in the Company's Articles of Incorporation ("Articles"). Article IV(c)(iii) of the Articles provides that in the case of a nomination to be made by a shareholder of the Company at an annual or special meeting of shareholders, except in the case of a nomination by which proxies are being solicited under applicable regulations of the Securities and Exchange Commission ("SEC"), written notice of the shareholders' intent to make a nomination at a meeting of shareholders must be filed with the Secretary of the Company not later than ten (10) calendar days after the notice to shareholders for the meeting is sent to shareholders, or at least twenty-one (21) calendar days prior to the date fixed for holding the meeting at which the nomination is intended to be made, whichever is later. Any such notice of an intent to nominate must contain or be accompanied by the following information: (i) the name and residence of the shareholder of the Company who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) such information regarding each nominee as would have been required to be included in a proxy statement filed under the applicable regulations of the SEC had the Board of Directors of the Company nominated or intended to nominate such nominee, which information must include such nominees' name and address; (iv) a description of all arrangements or understandings among the nominating shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and (v) the consent of each nominee to serve as a director of the Company if so elected. If the Company's Chairman of the meeting at which directors are to be elected determines that a nomination by a shareholder was not made in accordance with the procedure set forth above, the nomination will be declared void.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

         The following table presents an overview of executive compensation paid by the Company and its subsidiaries during 1997, 1996 and 1995 to Harold U. Blythe, President and Chief Executive Officer of the Company and to the three other executive officers of the Company whose combined salary and bonus exceeded $100,000 in 1997 (collectively the "Named Executive Officers"). Because the Company did not commence operations until June 1, 1995, information presented for 1995 includes compensation paid to Messrs. Blythe and McCall by BOS and JRB, respectively, solely in their capacities as executive officers of those institutions. Compensation information for Mr. Spencer and Mr. Stewart includes amounts paid by BIW and FCB, respectively, both of which were acquired by the Company in February 1996. No other executive officer of the Company or any banking subsidiary received combined salary and bonus in excess of $100,000 during 1997.

                           Summary Compensation Table


                                                                                        Long Term
                                                    Annual Compensation                Compensation
                                             --------------------------------         -------------
Name and principal position                                                             Securities
                                                                                        Underlying         All Other
                                             Year          Salary($)       Bonus($)      Options(#)      Compensation($)
                                             ----          ---------      ---------     -----------      ---------------
Harold U. Blythe, President and CEO          1997           $136,224      $13,622             0             $14,701(1)
  of the Company                             1996            132,000(2)     6,600        37,500(3)           18,882(4)
                                             1995            111,156        1,500             0               2,314(4)

Glenn T. McCall, Former  Senior Vice-        1997            112,488       11,249             0              12,374(1)
  President and Chief Financial Officer      1996            114,030(5)     4,400        22,500(3)           28,586(6)
                                             1995             93,252        5,022             0              12,765(6)

Robert E. Spencer, Jr., Senior Vice-         1997            104,425(7)    16,082             0               9,002(1)
  President - Bank Investments and           1996             95,656        4,963        22,500(3)            6,192(1)
  Asset/Liability Management                 1995             76,236        9,603             0               7,826(1)

James C. Stewart, President                  1997            134,671(8)    32,179(9)          0              11,974(1)
  of FCB                                     1996            126,960(10)        0        22,500(3)          22,191(11)
                                             1995            111,175        7,442             0             20,237(11)

-----------------

(1)      Consists of Company contributions to 401(k) and Profit Sharing Plan.
(2)      Includes $22,800 of director fees paid by the Company and BOS.
(3)      Options granted pursuant to the 1996 Employee Stock Option Plan.
(4) Consists of premiums paid for life insurance policies and contributions to 401(k) Plan.
(5)      Includes $25,200 of director fees paid by the Company and JRB.
(6) Consists of premiums paid for life insurance policies and contributions to 401(k) Plan.
(7)      Includes $24,012 of director fees paid by the Company and BIW.
(8) Includes $25,500 of director fees paid by the Company, FCB and FCB's subsidiaries.
(9)      Consists  of  (i) $10,519  bonus for 1996 paid in  January  1997 and
         (ii) $21,660  bonus for 1997 paid in December 1997.
(10)     Includes $23,500 of director fees paid by the Company and FCB.
(11) Consists of funding of FCB's ESOP and life insurance premiums paid by FCB to fund Mr. Stewart's supplemental income plan. For 1996, includes contributions to 401(k) Plan.

Fiscal Year End Options Table

         No stock options were granted to the Named Executive Officers during the fiscal year ended December 31, 1997, nor were any stock options exercised in 1997 by the Named Executive Officers. The table below sets forth information regarding exercisable and unexercisable stock options held as of December 31, 1997, by the Named Executive Officers, all of which were granted pursuant to the Company's 1996 Employee Stock Option Plan except as otherwise indicated.



                                                   Number of Securities
                                                  Underlying Unexercised
                                                         Options               Value of Unexercised In-The-Money
                          Shares                  at Fiscal Year-End (#)         Options at Fiscal Year-End ($)(1)
                         Acquired               ---------------------------     ----------------------------------
                           Upon        Value
Name                   Exercise (#)  Realized ($)  Exercisable   Unexercisable       Exercisable       Unexercisable
--------               ------------  ---------     ------------  -------------       -----------       -------------
Harold U. Blythe            0(2)         0             7,500(2)      30,000           $57,675(3)        $230,700(3)
Glenn T. McCall             0(4)         0             4,500(4)      18,000           $34,605(3)        $138,420(3)
Robert E. Spencer, Jr.      0            0             4,500         18,000           $34,605(3)        $138,420(3)
James C. Stewart            0            0            32,019(5)      18,000          $423,999(5)        $138,420(3)


(1) The closing sale price of the Company's Common Stock on NASDAQ/NMS on December 31, 1997 was $21.25 per share.
(2) Mr. Blythe exercised options to purchase 2,642 shares of Common Stock in March 1998 at an exercise price of $13.56 per share.
(3)      The exercise price of these options is $13.56 per share.
(4) Mr. McCall exercised options to purchase 4,500 shares of Common Stock in February 1998 at an exercise price of $13.56 per share.
(5) Includes 27,519 options which were originally granted by FCB and were converted into options to buy the Company's Common Stock when the Company acquired FCB in February 1996. The exercise price of these options is $7.10 per share. Also includes 4,500 options granted pursuant to the Company's 1996 Employee Stock Option Plan, the exercise price of which is $13.56 per share.

Compensation of Directors

         Other than Mr. Stewart, directors of the Company who are also employees of the Company or its subsidiaries do not receive director fees. Mr. Stewart and the non-employee directors who serve on the Executive Committee are paid a fee of $1,500 per month and non-employee directors who do not serve on the Executive Committee are paid a fee of $1,000 per month. The Chairman of the Board of the Company, who serves on the Executive Committee, is paid a fee of $1,700 per month. Directors also receive annual retainers and monthly fees for serving on the Boards of the Company's subsidiary banks. The fees are based on the asset sizes of those banks and are payable in accordance with the following schedule:


ASSETS:                                           $0-50          $51-100          $101-150          $151-200
                                                ---------------- ---------------- ----------------- ----------------
                                                                       (dollars in millions)

FEES:
                                                --------------------------------------------------------------------
Annual retainer payable monthly                 $2,400           $3,000           $3,600            $4,200
Monthly board meeting:                             100              150              200               250
Board chairman per board meeting                   150              200              250               300
Committee meeting                                   50               75              100               125

         In addition to the fees payable above, Mr. Jackson also receives $600 per month from BOS, of which he is Chairman of the Board, for appraisal review services. Directors of the Company currently have the option of receiving registered shares of Common Stock of the Company in lieu of receiving cash payments for director fees.

Executive Officer Employment Agreements

         Harold U. Blythe, a director and the President and Chief Executive Officer of the Company, is currently compensated pursuant to an Employment Agreement ("Blythe Employment Agreement") that was entered into in June 1995 in connection with the capitalization and formation of the Company by BOS and JRB. The Blythe Employment Agreement has a term of seven years, commencing on July 1, 1995. In 1995, the Compensation Committee of the Board of Directors ("Compensation Committee") established an initial annual salary of $109,200 under the Blythe Employment Agreement which can be adjusted periodically, provided that no adjustment can be made that would provide for a salary lower than the initial annual salary of $109,200. Mr. Blythe's current annual salary under the Blythe Employment Agreement is $140,814, which includes amounts formerly payable to Mr. Blythe as director fees that are now paid as salary. The Blythe Employment Agreement provides that in the event of a change of control of the Company following which Mr. Blythe is not given reasonably equivalent, acceptable duties and responsibilities as he had prior to the change of control, Mr. Blythe may be terminated or resign, and, in either such case, Mr. Blythe is entitled to receive 2.99 times his annual base compensation then being paid to him pursuant to the Blythe Employment Agreement. In the event the Company terminates Mr. Blythe's employment without cause, and provided that Mr. Blythe does not thereafter compete with the Company, the Blythe Employment Agreement provides that Mr. Blythe will receive his regular compensation for a period of one year following termination, or during the remaining term of the agreement, whichever is less.

         Effective May 1, 1996, the Company and Mr. Blythe entered into a deferred compensation agreement ("Blythe Deferred Agreement"). The Blythe Deferred Agreement provides for the payment of certain retirement, death and disability benefits provided that Mr. Blythe is employed by the Company until May 1, 1998, unless employment is sooner terminated as a result of death or disability. The retirement benefit is payable if Mr. Blythe retires at any time after the age of 60. Thereafter, the Company will pay Mr. Blythe or his beneficiaries a base monthly benefit of $2,000 per month for 120 consecutive months. The monthly payment is subject to upward or downward adjustment based on cost of living increases or decreases. In the event that Mr. Blythe dies before his retirement date, the Company will pay $5,000 per month for 120 consecutive months to Mr. Blythe's designated beneficiary. In the event Mr. Blythe's employment with the Company terminates prior to retirement as a result of disability, the Company will pay Mr. Blythe a disability benefit of $3,166 per month. The disability benefit will continue throughout the period of disability or until Mr. Blythe reaches age 60, at which time Mr. Blythe will commence receiving the retirement benefit described above. Finally, in the event Mr. Blythe terminates his employment with the Company for any reason other than death or disability after May 1, 1998, but prior to attaining age 60, the Company will pay Mr. Blythe a lump sum termination benefit. Commencing May 1, 1998, the termination benefit is $25,000 and increases by $25,000 on May 1 of each year thereafter for a total of a $100,000 termination benefit should Mr. Blythe terminate employment under the conditions described in the preceding sentence between May 1, 2001 and April 30, 2002. After May 1, 2002, Mr. Blythe is eligible for full retirement benefits. Mr. Blythe's deferred compensation arrangement is funded by a life insurance policy on the life of Mr. Blythe for which the Company pays premiums and is the beneficiary.

         Glenn T. McCall, a director of the Company and the Company's Senior Vice- President and Chief Financial Officer until January 1998, is also currently compensated pursuant to an employment agreement ("McCall Employment Agreement") that was entered into in June 1995 in connection with the capitalization and formation of the Company. The terms of the McCall Employment Agreement are the same as the terms of the Blythe Employment Agreement, except that the McCall Employment Agreement has a five year term commencing July 1, 1995 and the Compensation Committee established an initial salary of $83,800, subject to adjustment on the same general terms under which the Blythe Employment Agreement can be adjusted. Mr. McCall's current annual salary under the McCall Employment Agreement is $115,752, which includes amounts formerly payable to Mr. McCall as director fees that are now paid as salary. Mr. McCall has informed the Company that he intends to retire effective April 30, 1998. Mr. McCall is not standing for re-election as a director.

         Mr. McCall and JRB also entered into a deferred compensation agreement ("McCall Deferred Agreement") in January 1989, pursuant to which he will receive a benefit of $1,000 per month in each of the ten years following his retirement. The arrangement is funded by a life insurance policy on the life of Mr. McCall, for which JRB pays premiums and is the beneficiary. Pursuant to the McCall Deferred Agreement, a percentage of Mr. McCall's retirement benefit vests each month.

         As described in this Proxy Statement under the heading "Proposal 1. Election of Directors" above, in February 1996 the Company acquired FCB and BIW in the FCB Transaction and BIW Transaction, respectively. Pursuant to the negotiated terms of the FCB Transaction, James C. Stewart is compensated as President and Chief Executive Officer of FCB under an employment agreement with FCB ("Stewart Employment Agreement"). The Stewart Employment Agreement is for an initial term of three years commencing March 1, 1996, renewable annually thereafter, and provides that Mr. Stewart will receive compensation at least equal to the compensation he received from FCB prior to the FCB Transaction. FCB is currently paying Mr. Stewart a base salary of $111,241. The Stewart Employment Agreement also contains a change of control provision that is the same as that provided for in the Blythe Employment Agreement and the McCall Employment Agreement. In the event FCB terminates Mr. Stewart's employment without cause, and provided that Mr. Stewart does not thereafter compete with the Company, the Stewart Employment Agreement provides that Mr. Stewart will continue to receive his salary for the lesser of (i) the remaining term of the Stewart Employment Agreement, or (ii) a period of one year following termination.

         Pursuant to the terms of the BIW Transaction, Robert E. Spencer, Jr., currently the Company's Senior Vice-President - Bank Investments and Asset/Liability Management and the former President and Chief Executive Officer of BIW, is subject to an employment agreement with BIW ("Spencer Employment Agreement"). The Spencer Employment Agreement has terms substantially the same as those of Mr. Stewart, except that the initial term of the Spencer Employment Agreement is five years and Mr. Stewart would receive his salary for a period of one year following a termination of employment without cause. In 1997, Mr. Spencer was appointed the Company's Senior Vice-President - Bank Investments and Asset/Liability Management. Accordingly, Mr. Spencer is now an employee of the Company and is no longer an employee of BIW. The Company anticipates amending the Spencer Employment Agreement to reflect his status and compensation as an employee of the Company. The Company does not anticipate that the Spencer Employment Agreement will be amended in any other material respect. The Company is currently paying Mr. Spencer a base salary of $106,980.

         In addition to the Named Executive Officers, the Company has entered into employment agreements with certain other executive officers of the Company and its subsidiaries, including Donald W. Fulton, Jr., who became the Company's Senior Vice-President and Chief Financial Officer in January 1998. See "Compensation Committee Report Concerning Compensation of Certain Executive Officers - Employment Agreements" below.

Compensation Committee Interlocks and Insider Participation

         No member of the Company's Compensation Committee was an officer or employee of the Company during 1997. During 1997, no executive officer of the Company served as a member of the Compensation Committee of another entity, nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Company's Compensation Committee. Two members of the Compensation Committee, Messrs. Jackson and Butler, have outstanding loans with certain of the Company's banking subsidiaries. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. See " - Certain Relationships and Related Transactions" below.

Compensation Committee Report Concerning Compensation of Certain Executive Officers

         This report describes the Company's executive officer compensation strategy, the components of the compensation program and the manner in which the 1997 compensation determinations were made for the Company's President and Chief Executive Officer, Harold U. Blythe, and the Company's other executive officers (collectively "Executive Officers").

         In addition to the information set forth above under "Executive Compensation," the Compensation Committee is required to provide shareholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

Compensation Philosophy

         The compensation of the Company's Executive Officers is designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) the Executive Officer's previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to the Company and (iii) the Company's profitability. None of these three factors is given more relative consideration than any other. The principal components of an Executive Officer's compensation package in 1997 were
(i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, and (ii) discretionary cash bonuses. See "
- Bonus Program" below. In 1996, stock option awards were made to the Company's Executive Officers pursuant to the Company's 1996 Employee Stock Option Plan. The Compensation Committee did not make any stock option awards in 1997, but recently granted certain stock options as described in " - 1996 Employee Stock Option Plan" below.

Employment Agreements

         The Company has entered into Employment Agreements with certain Executive Officers as described below. The Compensation Committee believes that written employment agreements are necessary to attract and retain a quality management team and are consistent with the Company's compensation philosophy.

         Chief Executive Officer and Chief Financial Officer Employment Agreements. Harold U. Blythe, the Company's current President and Chief Executive Officer and Glenn T. McCall, the Company's Senior Vice-President and Chief Financial Officer until January 1998, are both employed pursuant to employment agreements with the Company. The specific terms of Mr. Blythe's and Mr. McCall's Employment Agreements are set forth in this Proxy Statement under the heading "- Executive Officer Employment Agreements" above. The forms of both employment agreements were negotiated and agreed upon by BOS and JRB in connection with the capitalization and formation of the Company in June 1995. However, the forms of the employment agreements did not provide a specific salary. During 1997, Mr. Blythe's and Mr. McCall's base salaries under their employment agreements were $136,224 and $112,488, respectively. The Compensation Committee has established a base salary of $140,814 for Mr. Blythe for 1998. The Compensation Committee has established Mr. Blythe's base salary based on his employment duties and responsibilities and the relative contributions he is anticipated to make to the Company. Mr. McCall has informed the Company that he intends to retire effective April 30, 1998.

         As also described above in this Proxy Statement under the heading "- Executive Officer Employment Agreements," Mr. Blythe and the Company, and Mr. McCall and JRB, have entered into deferred compensation agreements. The Compensation Committee believes that the deferred compensation arrangement for Mr. Blythe is consistent with the Company's compensation philosophy. Mr. McCall's agreement was entered into in 1989 and therefore was not negotiated by either the Company's Board of Directors or the Compensation Committee. However, the Compensation Committee believes that Mr. McCall's deferred compensation agreement also is consistent with the Company's compensation philosophy.

         The Company entered into an employment agreement dated January 1, 1998 with Donald W. Fulton, Jr. ("Fulton Employment Agreement"), pursuant to which Mr. Fulton serves as the Company's Senior Vice-President and Chief Financial Officer. The term of the Fulton Employment Agreement is one year with successive one year renewals upon the mutual agreement of the Company and Mr. Fulton. Under the Fulton Employment Agreement, Mr. Fulton's base annual salary is $102,000. The Fulton Employment Agreement also requires the Company, on or before June 30, 1998, (i) to recommend to the Board of Directors that Mr. Fulton receive options to purchase 22,500 shares of Company Common Stock and (ii) to offer Mr. Fulton a deferred compensation agreement providing for not less than $2,000 per month of deferred compensation to Mr. Fulton or his estate for a period of not less than ten years. The Compensation Committee awarded Mr. Fulton options to purchase 22,500 shares of Company Common Stock on February 26, 1998, as described below in " - 1996 Employee Stock Option Plan." The Fulton Employment Agreement contains termination of employment and change of control provisions similar to those contained in Mr. Blythe's and Mr. McCall's employment agreements.

         Other Employment Agreements. As described above in "- Executive Officer Employment Agreements," James C. Stewart is compensated as President and Chief Executive Officer of FCB pursuant to an employment agreement with FCB. The form of this employment agreement was negotiated by the Company as part of the FCB Transaction. Accordingly, the Compensation Committee did not directly determine the initial compensation arrangements for Mr. Stewart and under current Company policy the board of directors of FCB reviews the salary payable to Mr. Stewart under his employment agreement. The Compensation Committee believes that the compensation currently payable to Mr. Stewart is consistent with the Company's compensation philosophy.

         As also described above in " - Executive Officer Employment Agreements," Mr. Spencer is currently party to an employment agreement with BIW that the Company anticipates amending as a result of Mr. Spencer's appointment as Senior Vice-President - Bank Investments and Asset/Liability Management. The form of this employment agreement was negotiated in connection with the BIW Transaction and the Compensation Committee therefore did not directly determine the initial compensation arrangements for Mr. Spencer. The Compensation Committee believes that the compensation currently payable to Mr. Spencer is consistent with the Company's compensation philosophy.

         In addition to Executive Officers identified above, the Company has entered into employment agreements with certain other executive officers of the Company's subsidiaries. The Company does not currently award employment agreements to executive officers of subsidiaries below the Chief Executive Officer level.

Bonus Program

         In 1997, the Compensation Committee adopted specific criteria and parameters for awards of cash bonuses to Executive Officers, including certain executive officers of the Company's subsidiaries. Under the Company's cash bonus program ("Bonus Program"), bonuses are paid as a percentage of base salary. The percentage of salary awarded as a bonus is in turn based on the Company's or a particular subsidiary's net after tax income. Additional bonus awards are payable based on the Company's or a particular subsidiary's return on assets and return on equity. Executive Officers of the Company receive bonuses based solely on the Company's overall financial performance. Executive Officers of subsidiaries who are not also Executive Officers of the Company receive bonuses based solely on the financial performance of the subsidiaries by which they are employed.

         The Bonus Program currently provides that, absent special circumstances, annual salary adjustments will be limited to cost of living increases. In addition, the maximum bonus under the Bonus Program is 20% of base salary. The specific criteria, terms and conditions of the Bonus Program are subject to adjustment at any time by the Compensation Committee. For 1997, a total of $172,218 in cash bonuses was awarded under the Bonus Program. The chart below sets forth information regarding the cash bonuses for 1997 received by the Named Executive Officers:

Name                                  Bonus          % of 1997 Base Salary(1)
-----                                -------         ------------------------
Harold U. Blythe                     $13,622                    10%
Glenn T. McCall                      $11,249                    10%
Robert E. Spencer, Jr.               $16,082                    20%
James C. Stewart                     $21,660                    20%

(1) Percentages relate to 1997 base salary exclusive of director fees that are included in the Named Executive Officers' salary for purposes of the Summary Executive Compensation Table. See " - Summary Executive Compensation Table."

1996 Employee Stock Option Plan

         During 1995, the Board and the Compensation Committee studied and considered means by which the Company could award and compensate key employees of the Company in a manner that would align closely the interests of such key employees with the interests of the Company's shareholders. In furtherance of this goal, the Board adopted the 1996 Employee Stock Option Plan ("Option Plan"), which was approved by the Company's shareholders at the 1996 Annual Meeting. The purpose of the Option Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives that will, through the award of options to acquire the Company's Common Stock, associate more closely the interests of Executive Officers and key employees of the Company with the interests of the Company's shareholders. Participation is limited to Executive Officers and other key employees of the Company who are in positions in which their decisions, actions and efforts significantly contribute to the success of the Company.

         The Compensation Committee did not grant any stock options pursuant to the Option Plan in 1997. However, in February 1998, the Compensation Committee awarded options to purchase 37,500 shares of the Company's Common Stock to eligible employees, including 22,500 to Donald W. Fulton, Jr., the Company's recently appointed Senior Vice-President and Chief Financial Officer.

Limitation on Deductibility of Certain Compensation for Federal Income Tax Purposes

         Section 162(m) of the Internal Revenue Code ("162(m)") precludes the Company from taking a deduction for compensation in excess of $1 million for the Chief Executive Officer or certain of its other highest paid officers. Certain performance based compensation, however, is specifically exempt from the deduction limit. The Compensation Committee has considered 162(m) and has determined that 162(m) will not impact the Company in 1998 because it is not anticipated that compensation in excess of $1 million will be paid to any employee of the Company. However, in adopting the Option Plan, the Board and Compensation Committee duly considered Section 162(m) and structured it to satisfy the performance based compensation exemptions under 162(m).

                             - James E. Butler, Jr.
                                 - Elmon T. Gray
                                 - G. P. Jackson

         THE PRECEDING "COMPENSATION COMMITTEE REPORT CONCERNING COMPENSATION OF CERTAIN EXECUTIVE OFFICERS," AND THE STOCK PERFORMANCE GRAPH BELOW, SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

Company Stock Price Performance

         The following graph shows a comparison of cumulative total shareholder returns for (i) the Company, (ii) the S & P 500 Stock Index, (iii) an industry peer group constructed by the Company (iv) the NASDAQ Stock Market (US) and (v) NASDAQ Bank Stocks from the period June 29, 1995, the date the Company became subject to the reporting requirements of the Securities Exchange Act of 1934, through December 31, 1997. The industry peer group consists of the Company and the following companies: Main Street Bankgroup, Inc., Union Bank & Trust Company, George Mason Bankshares, Inc., and F&M National Corporation. Two of the financial institutions included in the peer group for the Company's 1997 proxy statement have been acquired and are therefore not included in the peer group index for this Proxy Statement. In addition, George Mason Bankshares, Inc. ("George Mason") has announced that it will be acquired by another financial institution, and George Mason's shareholder returns include the premium being paid for George Mason's stock in connection with the acquisition. In future proxy statements, the Company intends to compare shareholder returns for the Company to those of only the NASDAQ Stock Market (US) and NASDAQ Bank Stocks. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the S & P 500 Stock Index, the peer group index, the NASDAQ Stock Market (US) and NASDAQ Bank Stocks. In developing the industry peer group index, the returns of the companies were weighted according to stock market capitalization at the beginning of each period for which a return is indicated.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                S & P 500 STOCK INDEX, PEER GROUP INDEX*, NASDAQ
                    STOCK MARKET (US), AND NASDAQ BANK STOCKS


                                      Base Period           Return              Return               Return
                                     June 29, 1995       December 1995       December 1996        December 1997
---S & P 500 Index                        100               117.10              143.99               192.03
---James River Bankshares, Inc.           100               119.03              107.25               173.88
---Peer Group                             100               120.60              140.95               231.50
---NASDAQ Stock Market (US)               100               113.41              139.49               171.17
---NASDAQ Bank Stocks                     100               123.20              162.66               274.80

--------------------
*$100 invested on 6/29/95 in stock or index, including reinvestment of dividends.

Certain Relationships and Related Transactions

         The directors and executive officers of the Company and its banking subsidiaries, and their family members and certain business organizations and individuals associated with each of them, have been customers of the Company's various subsidiary financial institutions with which they are affiliated, have had normal banking transactions, including loans, with them, and are expected to continue to do so in the future. As of December 31, 1997, the Company's banking subsidiaries had aggregate direct and indirect loans to the directors and executive officers of the Company and its banking subsidiaries totaling approximately $8.68 million, which represented approximately 21.5% of the Company's shareholders' equity as of that date. Except as set forth below with respect to Mr. Stewart, each of these transactions was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

         James C. Stewart, President and Chief Executive Officer of FCB and a Named Executive Officer, currently has two loans outstanding with FCB with an aggregate principal balance of $127,361. These loans were made in 1987 and 1988 under then existing FCB loan policies that allowed FCB to make loans to its employees at an interest rate equal to FCB's cost of funds adjusted annually. Under these terms, the current interest rates of Mr. Stewart's loans are 4.95% and 5.03%, respectively. Both of Mr. Stewart's loans are current with no history of payment default and are secured by real property. FCB discontinued the policy of making below market rate loans to its employees in 1989.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the SEC and NASDAQ. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for 1997 were met in a timely manner by its directors, officers and greater than 10% beneficial owners, except that two separate purchases of 500 shares of Common Stock by Elmon Gray, a director, in May 1997 were not reported on a Form 4 until August 1997.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has selected and approved Goodman & Company, L.L.P. ("Goodman & Company") as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1998, and the Board of Directors desires that such appointment be ratified by the Company's shareholders. Goodman & Company also audited the Company's financial statements for the fiscal years ended December 31, 1996 and 1997.

         A representative of Goodman & Company will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

OTHER MATTERS

         The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such Proxy.

SUBMISSION OF PROPOSALS FOR 1999

         The next Annual Meeting of Shareholders will be held on or about April 22, 1999. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must submit the proposal in writing to Harold
U. Blythe, President and Chief Executive Officer, at 1512 Holland Road, Suffolk, Virginia 23434, no later than November 30, 1998.

GENERAL

         The Company's 1997 Annual Report to Shareholders accompanies this Proxy Statement. The 1997 Annual Report to Shareholders does not form any part of the material for the solicitation of proxies. Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"), as filed with the Securities and Exchange Commission, without charge. Please direct written requests for a copy of the Form 10-K to: Harold U. Blythe, President and Chief Executive Officer, at 1512 Holland Road, Suffolk, Virginia 23434.

              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                       By Order of the Board of Directors


                                 March 30, 1998

                          JAMES RIVER BANKSHARES, INC.
                        Proxy Solicited on Behalf of the
                             Board of Directors for
                         Annual Meeting of Shareholders
                            to be Held April 30, 1998


         The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 30, 1998, hereby appoints G. P. Jackson and Harold U. Blythe (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of the Common Stock of James River Bankshares, Inc. held of record by the undersigned on March 20, 1998, at the Annual Meeting of Shareholders to be held on April 30, 1998, and any adjournment thereof.

                             THE BOARD OF DIRECTORS
                             RECOMMENDS A VOTE "FOR"
                                PROPOSALS 1 AND 2

1.       ELECTION OF DIRECTORS
         FOR all nominees listed (except as indicated to the contrary)  |_|

         WITHHOLD AUTHORITY to vote for all nominees listed             |_|

             Harold U. Blythe                   G. P. Jackson
             James E. Butler, Jr.               Ben P. Kanak
             Bruce B. Gray                      John A. Ramsey, Jr.
             Elmon T. Gray                      Robert E. Spencer, Jr.
             Horace R. Higgins, Jr.             James C. Stewart

             (INSTRUCTIONS: To withhold authority to vote for any individual nominee write the nominee's name on the line provided below.)

                ---------------------------------------------------

2. TO RATIFY the appointment by the Board of Directors of Goodman & Company, L.L.P. as the Company's independent auditors for the year ending December 31, 1998.

         |_| FOR             |_|    AGAINST          |_|  ABSTAIN

3. IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

         This proxy is revocable at any time prior to its exercise. This proxy, when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted for Proposals 1 and 2.

                                       Please sign your name(s) exactly
                                       as they appear hereon. If signer is a
                                       corporation, please sign the full
                                       corporate name by duly authorized
                                       officer. If any attorney, guardian,
                                       administrator, executor, or trustee,
                                       please give full title as such. If a
                                       limited liability company or partnership, sign in limited liability company or partnership name by authorized person.

                                       Date: __________________, 1998


                                       ------------------------------


                                       ------------------------------

                                       Please complete, date, sign and return
                                       this proxy promptly in the accompanying
                                       envelope.